Exhibit 99.1

Verde Bio Holdings, Inc. Announces Opportunistic Divestiture of Assets

—Divestiture includes 2 oil-heavy properties for a massive profit—

FRISCO, TEXAS, July 15, 2021 — Verde Bio Holdings the, Inc. (OTC: VBHI), a growing and dynamic oil and gas Company, today announced that it has agreed to the sale of two of its assets for $1,105,000 to an anonymous buyer. The transaction is expected to close on or before July 23, 2021.

Verde Bio Holdings will achieve approximately 84 percent profit after holding this asset for a little more than three months. In addition to the profits from sale, Verde also will receive all revenue of the assets related to production from the wells from March 1, 2021, to July 31, 2021, estimated to be approximately $80,000.

“We are going to be opportunistic for our shareholders when the situation, such as this, necessitates it. Our goal is to build and manage the best portfolio we can and in a major natural gas market, such as we are in now, it makes sense to lay off some lower performing oil assets and reinvest the capital into better performing assets,” said CEO Scott Cox. “As we have been building massive dealflow in the buy-side markets, we have also been hard at work developing a sell-side market in retail channels including the 1031 Exchange markets. We plan to reinvest all proceeds from this excellent transaction, and we continue to evaluate a number of other possible transactions. We pride ourselves on the ability to be both creative and flexible.”

About Verde Bio Holdings, Inc.  Verde Bio Holdings, Inc. (OTC: VBHI), is a U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584